Exhibit (k)(14)

AMENDMENT NO. 6

TO

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 6 (this “Amendment”), dated as of September 20, 2016, to the Amended and Restated Credit Agreement, dated as of May 16, 2013, by and among NEXPOINT CREDIT STRATEGIES FUND, a Delaware statutory trust (herein referred to as the “Borrower”), the Banks party thereto from time to time and STATE STREET BANK AND TRUST COMPANY, as agent for the Banks (in such capacity, the “Agent”), as amended by Amendment No. 1, dated as of January 9, 2014, Amendment No. 2, dated as of May 9, 2014, Amendment No. 3, dated as of May 8, 2015, Amendment No. 4 and Waiver No. 1, dated as of May 6, 2016, and Amendment No. 5 and Waiver No. 2, dated as of September 6, 2016 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II. The Borrower desires an amendment to the Loan Documents upon the terms and conditions herein contained, and the Banks have agreed thereto upon the terms and conditions herein contained.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Borrower hereby:

(a) acknowledges and agrees that on and as of the date hereof the aggregate outstanding principal balance of the Loans is $130,650,000 (the “Closing Date Loan Balance”),

(b) reaffirms and admits the validity and enforceability of each Loan Document to which it is a party and all of its obligations thereunder (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing) and (i) agrees and admits that it has no defense to any such obligation and (ii) agrees it shall not exercise any setoff or offset to any such obligation,

(c) acknowledges and agrees that, on and as of the date hereof it has no claim whatsoever against the Agent or any Bank under the Loan Documents and hereby waives and releases any and all such claims whether known or unknown, and

(d) (1) represents and warrants that, as of the date of execution and delivery hereof by the Borrower, no Default has occurred and is continuing and (2) the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

2. The defined term “Termination Date” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Termination Date” means March 20, 2017, or such earlier date on which the Loans become due and payable in accordance herewith.

3. Section 2.05(d)(i) of the of the Credit Agreement is hereby amended and restated in its entirety as follows:

(d) (i) In addition to any and all payments which may be required under Section 2.05(b), Section 2.05(c) or Section 2.05(d)(ii) hereof, on or before each of the dates set forth below, the Borrower shall prepay the aggregate outstanding principal balance of the Loans by the amount set forth below adjacent to such date:

Date	Amount
October 6, 2016	$5,000,000
November 6, 2016	$5,000,000
December 6, 2016	$5,000,000
January 6, 2017	$5,000,000
February 6, 2017	$5,000,000
March 6, 2017	$5,000,000

4. Paragraphs 1 through 3 of this Amendment shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a) the Agent shall have received from the Borrower and each Bank either (i) a counterpart of this Amendment executed on behalf of such party, or (ii) written evidence satisfactory to the Agent (which may include electronic mail transmission (in printable format) or facsimile of a signed signature page of this Amendment) that each such party has executed a counterpart of this Amendment;

(b) the Agent shall have received from the Borrower a manually signed certificate from the Secretary or Assistant Secretary of the Borrower, in all respects satisfactory to the Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the board of directors of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Charter Documents have not been amended, supplemented or otherwise modified since May 6, 2016 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c) the Agent shall have received from the Borrower a manually signed certificate from an Authorized Signatory, in all respects satisfactory to the Agent, (i) representing and warranting that after giving effect to the amendments contained in this Amendment, the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true and correct in all respects on and as of the Amendment Effective Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and (ii) certifying that neither the execution and delivery by the Borrower of this Amendment nor the consummation of the transactions contemplated by the Amendment and the Credit Agreement, as amended hereby, nor compliance with the terms, conditions and provisions hereof or thereof by the Borrower will conflict with, or result in a breach or violation of, or constitute a default under any contractual restriction (including any such contractual restriction governing the BNP Debt) binding on or affecting the Borrower or any of its assets;

(d) receipt by the Agent of the legal opinion of Ropes & Gray LLP, outside counsel for the Borrower, addressed to the Agent and the Banks and covering such matters relating to the transactions contemplated hereby as the Agent may reasonably request;

(e) the Agent shall have received from the Borrower a manually signed Borrowing Base Report from an Authorized Signatory, in all respects satisfactory to the Agent, evidencing that the Borrowing Base as of the close of business on the Domestic Business Day immediately preceding the Amendment Effective Date is equal to or greater than the Closing Date Loan Balance; and

(f) the Borrower shall have paid all reasonable out-of-pocket fees and expenses incurred by the Agent (including, without limitation, reasonable legal fees and disbursements of counsel to the Agent) in connection herewith to the extent they have been invoiced prior to the date hereof and are payable by the Borrower pursuant to Section 9.03 of the Credit Agreement.

5. Except as expressly set forth herein, the Loan Documents shall remain in full force and effect, and no amendment or waiver in respect of any term or condition of any Loan Document shall be deemed to be an amendment or waiver in respect of any other term or condition contained in any Loan Document.

6. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged. Delivery of an electronic counterpart to this Amendment (which may include electronic mail transmission (in printable format) or facsimile of a signed signature page of this Amendment) shall be as effective as delivery of an original counterpart.

7. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, each party hereto, intending this Amendment No. 6 to the Amended and Restated Credit Agreement to take effect as an agreement under seal, has caused this agreement to be duly executed by its duly authorized representative(s) as of the day and year first above written.

NEXPOINT CREDIT STRATEGIES FUND

By:	/s/ Frank Waterhouse
Name: Frank Waterhouse
Title: Treasurer

STATE STREET BANK AND TRUST COMPANY, individually and as Agent

By:	/s/ James H. Reichert
Name: James H. Reichert
Title: Vice President

NexPoint Credit Strategies Fund - Amendment No. 6